                                                                     EXHIBIT 5.1

                               WIGGIN AND DANA LLP
                               400 Atlantic Street
                               Stamford, CT 06901
                             (203) 363-7600 (Phone)
                              (203) 363-7676 (fax)

July 13, 2005

AXS-One Inc.
301 Route 17 North
Rutherford, New Jersey 07070

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration
Statement") to be filed with the Securities and Exchange Commission under the
Securities Act of 1933, as amended (the "Act"), on behalf of AXS-One Inc. (the
"Company"), relating to 1,500,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), to be issued under the AXS-One Inc. 2005
Stock Incentive Plan (the "Plan").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, any original issuance Shares distributed pursuant to the Plan being registered pursuant to the Registration
Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration
Statement under the provisions of the Act.

Very truly yours,

/s/ WIGGIN AND DANA LLP